EXHIBIT 10.2

PROTERRA OPERATING COMPANY INC
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) by and between Proterra Operating Company, Inc, (“Company”) and AJ Cederoth (“Executive” or “you”) (collectively, the “parties”) is entered into, and is effective as of, the date Executive’s employment commences (“Effective Date”), which is intended to be no later than Monday, September 13, 2021.

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1.Position and Duties. Upon appointment by the Board of Directors (the “Board”), Executive will serve as the Interim Chief Financial Officer (the “Interim CFO”) of the Company and its Parent, Proterra Inc, and will report to the Company’s Chief Executive Officer. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the CEO. You may work remotely but will be expected to travel to the Company’s offices as needed for meetings and other business.

2.Performance of Duties. With respect to Executive’s duties and responsibilities, at all times Executive shall act in accordance with the Company’s Certificate of Incorporation, bylaws, and other governing rules and regulations, as well as all Company personnel policies and applicable laws. Executive shall devote Executive’s business time, attention and ability to serve the Company on an exclusive and full-time basis. While rendering services to the Company, Executive will not engage in any other employment, consulting or other business activity (whether full- time or part-time) that would create a conflict of interest with the Company; however, it is understood that Executive may (i) serve as an outside non-employee director of up to one (1) for-profit entity; (ii) provide services to the entities as set forth on Exhibit A and (iii) engage in charitable and community activities, provided that such activities do not compete directly or indirectly with the actual or potential business of the Company and/or interfere with the performance of Executive’s duties. Executive hereby confirms to the Company that Executive has no contractual commitments or other legal obligations that would prohibit Executive from performing Executive’s duties for the Company. Executive shall use Executive’s reasonable best efforts to perform Executive’s duties and responsibilities in a diligent, loyal, and businesslike manner so as to advance the best interests of the Company.

3.Employment Term. The Employment Term will be three months, beginning on the Effective Date and Company will have the opportunity to extend the Employment Term on a month-to-month basis for up to three additional months by providing notice by the 15th day of the month in the third month and each month thereafter. Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment, and the employment relationship may be terminated at any time, with or without cause and with or without notice. Executive’s participation in any benefit program is not to be regarded as assuring Executive of continuing employment for any particular period of time. Although Executive’s duties, compensation and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at- will” nature of Executive’s employment may be changed only in an express, written employment agreement approved by the Board of Directors of Proterra Inc. and signed by Executive and the Chief Executive Officer.

4.Compensation and Benefits.

a)Cash Compensation. While employed by the Company pursuant to this Agreement, the Company shall pay Executive a monthly salary of $40,000, payable in accordance with the general payroll practices of the Company. Executive will not be eligible to participate in short term or long term incentive compensation plans.

b)Benefits. While employed by the Company pursuant to this Agreement, Executive shall be eligible to participate in all health care and other benefit plans as may then be available to employees at the Company, subject to all eligibility requirements and rules applicable to such programs, which programs may change from time to time in the Company’s discretion. However, you have indicated that you will waive participation in the Company’s health care plans.

c)Vacation. Executive will be entitled to paid vacation and holidays pursuant to the terms of the Company’s vacation policy as may exist from time to time.

d)Reimbursement of Business Expenses. During Executive’s employment, and in accordance with Company policy, Executive shall be entitled to reimbursement for reasonable and customary business expenses incurred by Executive in connection with the performance of Executive’s duties.

5.Inventions and Proprietary Information. As an employee of the Company, Executive will have access to certain confidential information of the Company and may, during the course of Executive’s employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, Executive must sign and abide by the Company’s EMPLOYEE CONFIDENTIALITY, ARBITRATION, NON-SOLICIT, AND INVENTION ASSIGNMENT AGREEMENT attached as Exhibit A (“Employee Agreement”).

6.No Breach of Obligations to Prior Employers. The Company does not want Executive to, and directs Executive not to, bring any confidential or proprietary material of any former employer or violate any other obligations Executive may have to any former employer. By signing this Agreement, Executive represents that Executive’s commencement of employment with the Company will not violate any agreement in place between the Executive and current or past employers.

7.Miscellaneous.

a)Withholding. All forms of compensation payable to Executive under this Agreement are subject to reduction to reflect all federal, state, local and other withholding and similar taxes and payments required by applicable law. Executive hereby agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive will not make any claim against the Company or its Board related to tax liabilities arising from Executive’s compensation.

b)Authorization to Work. Within three (3) business days of Executive’s commencement of employment with the Company, Executive will need to present documentation demonstrating that Executive has authorization to work in the United States.

c)Arbitration. Executive and the Company agree to submit to mandatory binding arbitration, in Florida, any and all claims arising out of or related to this agreement and Executive’s employment with the Company and the termination thereof as set forth in the Employee Agreement in Exhibit A , except that each party may, at its or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information in any court of competent jurisdiction. EMPLOYEE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict Executive’s right to file administrative claims Executive may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal

Employment Opportunity Commission and the Department of Labor). However, Executive and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. Each party to an arbitration or litigation shall be responsible for the payment of its own attorneys’ fees.

d)Indemnification. The Company shall indemnify Executive with respect to the performance of Executive’s duties to the fullest extent provided in the Company’s charter, bylaws and applicable law. Executive will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by Proterra Inc from time to time, and, in addition, Executive will enter into the form of indemnification agreement provided to other similarly situated executive officers and directors of the Company.

e)Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent of its invalidity or unenforceability and agree that all other provisions in this Agreement shall continue in full force and effect.

f)No Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time, unless such waiver expressly provides to the contrary.

g)Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations.
h)Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to Executive at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Company’s Chief Legal Officer.

i)Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the parties.

j)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

k)Governing Law. This Agreement, and the rights and obligations of the parties shall be construed in accordance with the internal laws of the State of Florida without giving effect to the principles of conflict of laws.

l)Construction. The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.

m)Entire Agreement. This Agreement (including exhibit A) constitutes the entire and only agreement and understanding between the parties relating to Executive’s employment with Company. This Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect to Executive’s employment.

n)Amendment. The parties understand and agree that this Agreement may not be amended, modified, supplemented or waived, in whole or in part, expect in a writing executed by Executive and the Chief Executive Officer.

This Employment Agreement is executed as of the Effective Date above.

PROTERRA OPERATING COMPANY, INC.		AJ CEDEROTH

Signature:	/S/ Jack Allen	Signature:	/S/ Andrew Cederoth

Name:	Jack Allen	Address:	[***]

Title:	CEO

Corporate HQ Address:
1815 Rollins Road, Burlingame, CA 94010

EXHIBIT A

EMPLOYEE CONFIDENTIALITY, ARBITRATION, NON-SOLICIT, AND INVENTION ASSIGNMENT AGREEMENT